Exhibit 99.2

Eyenovia Announces Appointment of a Strategic Advisor for Digital Asset Treasury Strategy and Amendment of Debt Agreement with Avenue Capital Group

June 18, 2025 at 8:32 AM EDT

EYEN to bring on major Hyperliquid Thought Leader to support HYPE Treasury Strategy

LAGUNA HILLS, Calif., June 18, 2025 (GLOBE NEWSWIRE) -- Eyenovia, Inc. (NASDAQ: EYEN) (“Eyenovia” or the “Company”), a pioneer in ophthalmic technologies and the first publicly-listed U.S. company to build a strategic treasury of HYPE, the native token of the Hyperliquid protocol, today announced several key developments in support of its digital asset capital strategy.

Avenue Capital Group, now the Company’s largest common stockholder, has agreed to amend Eyenovia’s senior secured debt to further support the Company as it builds its HYPE treasury and reserve of the HYPE token. Pursuant to the terms of the amendment, the maturity date of the debt has been extended from November 1, 2025 to July 1, 2028 and its interest rate reduced from 12% to 8%. One half of the interest will be paid monthly in cash with the other half accrued and paid upon maturity. The Company will make interest-only payments during the initial 18 months of the extended term with equal principal and interest payments for the remaining 18 months.

Michael Rowe, Chief Executive Officer of Eyenovia, stated, “We are very grateful to Avenue Capital Group for their significant commitment and support of our innovative treasury strategy. We are pleased that they are positioned as a long-term partner, and we look forward to generating the sustained value creation that we anticipate from this initiative as well as the continued development and potential commercialization of our novel Optejet dispensing platform for the benefit of all shareholders.”

Strategic Advisor Appointed for HYPE Treasury Strategy

To support the Company’s growing presence in the digital asset space, Eyenovia is also pleased to announce the appointment of Max Fiege as Strategic Advisor to support the HYPE Treasury strategy. He will support stakeholder education, ecosystem advocacy, treasury architecture, and risk oversight. Mr. Fiege currently serves as Principal at Merenti Capital GmbH, deploying proprietary capital across liquid and early-stage digital asset opportunities. With a background in blockchain growth and a track record of investing in innovative crypto projects, Mr. Fiege is well recognized for his expertise in navigating and shaping the digital finance landscape.

“It is a privilege to advise Eyenovia on the productive deployment of its HYPE treasury and I look forward to delegating Merenti Capital’s own HYPE balance sheet to the Company’s validator. Together, we will push the HYPE ecosystem forward,” said Mr. Fiege, Principal at Merenti Capital. “Arguably no blockchain network has matched Hyperliquid’s achievement: friction-free, transparent trading secured entirely on-chain. It is rare that a native token’s incentives truly track the network’s success. I believe HYPE is the best positioned digital asset for the future and that Eyenovia will effectively capture that value for shareholders.”

About the HYPE Token

HYPE is the native token of the Hyperliquid layer one blockchain (L1). HYPE is staked by, or delegated to, validators participating in the network’s custom consensus algorithm, HyperBFT, which is optimized for order book logic and allows users to trade spot and futures markets in a non-custodial, on-chain fashion. Staked HYPE unlocks further utility in the form of trading fee discounts, with referral bonuses and builder-deployed markets (HIP-3) to be introduced in the future. Circulating HYPE is autonomously bought back and sequestered with trading fees accrued on the network’s enshrined markets. As of June 2025, HYPE has become the 12th-largest cryptocurrency by market capitalization.

About Eyenovia, Inc.

Eyenovia, Inc. is a pioneering digital ophthalmic technology company and the first U.S. publicly listed company building a long-term strategic treasury of Hyperliquid’s native token, HYPE. With this dual focus, Eyenovia continues to revolutionize topical eye treatment while providing its shareholders with simplified access to the Hyperliquid ecosystem, one of the fastest growing, highest revenue-generating blockchains in the world. Shareholders benefit from a gradually compounding exposure to HYPE, both from its native staking yield and additional revenues generated from its unique on-chain utility.

Eyenovia is also developing its proprietary Optejet User Filled Device (UFD) that is designed to work with a variety of topical ophthalmic liquids, including artificial tears and lens rewetting products, spanning multiple billion-dollar markets. The Optejet is especially useful in chronic front-of-the-eye diseases due to its ease of use, enhanced safety and tolerability, and potential for superior compliance versus standard eye drops. Together, these benefits may result in higher treatment compliance and better outcomes for patients and providers.

For more information, please visit Eyenovia.com.

Forward Looking Statements

Except for historical information, all the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements, our future activities or other future events or conditions, including the estimated market opportunities for our platform technology, the viability of, and risks associated with, our new cryptocurrency treasury strategy, the clinical trials that may be necessary in connection with the clearance of the Optejet UFD, the timing for sales growth of our approved products. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission.

In addition, such statements could be affected by risks and uncertainties related to, among other things: risks of our clinical trials, including, but not limited to, the potential advantages of our products, and platform technology; the rate and degree of market acceptance and clinical utility of our products; our estimates regarding the potential market opportunity for our products; reliance on third parties to develop and commercialize our products; the ability of us and our partners to timely develop, implement and maintain manufacturing, commercialization and marketing capabilities and strategies for our products; intellectual property risks; changes in legal, regulatory, legislative and geopolitical environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products and product candidates; our competitive position; and our ability to raise additional funds to maintain our business operations and to make payments on our debt obligations as and when necessary.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Eyenovia does not undertake any obligation to update any forward-looking statements.

Eyenovia Investor Contact:

Eric Ribner

LifeSci Advisors, LLC

eric@lifesciadvisors.com

(646) 751-4363

Source: Eyenovia, Inc.